Exhibit 2.4

AMENDMENT TO AND ASSIGNMENT OF

EQUITY PURCHASE AGREEMENT

This AMENDMENT TO and assignment of EQUITY PURCHASE AGREEMENT (this “Amendment”) is entered into this 30th day of November, 2025 (“Effective Date”), by and between XTANT MEDICAL HOLDINGS, INC., a Delaware corporation (the “Seller”), PARADIGM SPINE GMBH, a German Gesellschaft mit beschränkter Haftung (the “Company”), COMPANION SPINE, LLC, a Delaware limited liability company (“Assignor”), and Companion Spine France SAS”, a French société par actions simplifiée (“Companion Spine France” or “Buyer”). The Seller, the Company, Assignor, and Companion Spine France are referred to in this Amendment individually as a “Party” and collectively as the “Parties.”.

RECITALS

WHEREAS, Assignor, as buyer, and the Seller entered into that certain Equity Purchase Agreement, dated as of July 7, 2025 (as amended hereby, and as may be further amended, supplemented, or modified, the “Purchase Agreement”), pursuant to which Assignor agreed to purchase Seller’s Shares in connection with the OUS Coflex Business in accordance with the terms and conditions set forth in the Purchase Agreement;

WHEREAS, Assignor desires to assign, transfer, and convey to Companion Spine France all of Assignor’s right, title, interest, and obligations in the Purchase Agreement, and Companion Spine France wishes to accept and receive all of Assignor’s right, title, interest, and obligations in, to and under the Purchase Agreement (“Assignment”);

WHEREAS, pursuant to Section 10.6 of the Purchase Agreement, no party thereto may assign its rights or obligations thereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;

WHEREAS, pursuant to Section 10.8 of the Purchase Agreement, the Purchase Agreement may not be amended, modified, or supplemented except by an agreement in writing signed by the Parties;

WHEREAS, because of developments following the execution of the Purchase Agreement, the Parties now desire to amend the Purchase Agreement as set forth in this Amendment, including without limitation to change the Closing effective time and to effect the Assignment all as set forth herein;

WHEREAS, in accordance with Section 2.4(a) of the Purchase Agreement, Seller delivered the Closing Certificate setting forth, among other things, the Estimated Net Working Capital, the Estimated Net Working Capital Adjustment, and Estimated Closing Date Cash;

WHEREAS, the Estimated Net Working Capital exceeds the Target Net Working Capital by an amount equal to One Million Two Hundred Seventeen Thousand and 00/100 Dollars ($1,217,000.00) and the Estimated Closing Date Cash is in the amount of Five Hundred Twenty-Five Thousand and 00/100 Dollars ($525,000.00), resulting in an increase to the Estimated Purchase Price pursuant to Section 2.3 of the Purchase Agreement in the amount of One Million Seven Hundred Forty-Two Thousand and 00/100 Dollars ($1,742,000.00) (the “Estimated Purchase Price Increase”);

WHEREAS, the Parties desire to acknowledge and confirm the timing for Buyer’s payment of the Estimated Purchase Price Increase as set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Substitution of Buyer; Conforming Changes. Effective as of the Effective Date, Companion Spine France, is hereby substituted for Assignor, as the “Buyer” under the Purchase Agreement and for all purposes of the Purchase Agreement and this Amendment. From and after the Effective Date of this Amendment, all references in the Purchase Agreement and in this Amendment to “Buyer” shall be deemed to refer to Companion Spine France SAS, a French société par actions simplifiée, and all references to Companion Spine, LLC as “Buyer” are hereby deleted and replaced accordingly. For the avoidance of doubt, (a) Seller hereby consents to the Assignment and substitution described herein, (b) Buyer hereby assumes, and Seller hereby recognizes Buyer’s assumption of, all rights, interests, liabilities, and obligations of “Buyer” under the Purchase Agreement and this Amendment, whether arising prior to or after the Effective Date hereof, and (c) notwithstanding the foregoing substitution and without limiting the generality of the foregoing, Assignor is not released from, and shall remain jointly and severally liable with Companion Spine France for, the full and punctual performance and payment of all obligations of “Buyer” under the Purchase Agreement and this Amendment, whether arising, accruing, or relating to periods prior to, on, or after the Effective Date. Seller may enforce any or all obligations of “Buyer” against either or both of Assignor and Companion Spine France, in any order, and without first proceeding against the other.

2. Closing Effective Time. The Purchase Agreement is hereby amended to replace each reference to the Closing being effective as of “11:59 p.m. Eastern Time” with “12:01 a.m. Eastern Time on December 1.” Any and all provisions of the Purchase Agreement that reference or rely upon the Closing effective time shall be construed consistent with the foregoing change.

3. Acknowledgment of Estimated Purchase Price Increase; Payment Date. The Parties acknowledge and agree that, pursuant to Section 2.3 of the Purchase Agreement and as reflected in the Closing Certificate delivered by Seller in accordance with Section 2.4(a) of the Purchase Agreement, the Estimated Net Working Capital exceeds the Target Net Working Capital, which excess results in an increase to the Estimated Purchase Price in the amount of the Estimated Net Working Capital Adjustment. Buyer hereby agrees that the amount of such increase to the Estimated Purchase Price, equal to $1,742,000.00, shall be paid to Seller by wire transfer of immediately available funds to the account designated in the Closing Certificate on or before January 15, 2026. For the avoidance of doubt, this Section 3 is intended to memorialize the Parties’ agreement regarding the timing of payment of the Estimated Purchase Price Increase and shall not limit or modify any other rights or obligations of the Parties under Sections 2.3, 2.4, 2.5 or 2.7 of the Purchase Agreement.

4. Satisfaction of Condition Precedent. The Parties agree that the condition precedent set forth in Section 2.6(a)(viii) has not been completed prior to the Closing, and the Parties shall, promptly after Closing, and in all events no later than December 12, 2025, take all actions necessary to deliver a deed, duly notarized, evidencing the transfer of the Shares in accordance with § 15(3) of the German Act on Limited Liability Companies (GmbHG), it being understood that the subsequent execution of the duly notarized deed is required to memorialize the transfer of the Shares, but the Parties intend for such transfer to have economic effect (including for Tax purposes) as of 12:01 a.m. ET on December 1, 2025, and the Parties will, to the maximum extent possible for all purposes, treat the transfer of the Shares with economic effect as of such time.

5. No Other Amendments. Except as expressly amended by this Amendment, the Purchase Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws governing the Purchase Agreement.

7. Authority. The execution, delivery and performance by each of the Parties of this Amendment and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of the Parties. This Amendment and the documents to be delivered hereunder have been duly executed by an authorized person on behalf of, and delivered by, each of the Parties, and this Amendment and the documents to be delivered hereunder constitute legal, valid and binding obligations of each of the Parties enforceable against each of them, their successors, assigns, heirs, beneficiaries, executors, administrators, members, partners, agents, and employees in accordance with its respective terms.

8. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts (including by facsimile, ..pdf or electronic transmission), each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. Electronic signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

Seller:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean Browne
Title:	President and CEO

COMPANY:

PARADIGM SPINE GMBH

By:	/s/ Enrico Sangiorgio
Name:	Enrico Sangiorgio
Title:	Managing Director

BUYER:

COMPANION SPINE FRANCE SAS

By:	/s/ Anthony Viscogliosi
Name:	Anthony Viscogliosi
Title:	CEO and Chairman

ASSIGNOR:

COMPANION SPINE, LLC

By:	/s/ Anthony Viscogliosi
Name:	Anthony Viscogliosi
Title:	CEO and Chairman

[Signature page to Assignment of and Amendment to Equity Purchase Agreement]